MuniHoldings New York Insured Fund IV, Inc.

File No. 811-9317

Item No. 77Q2

Compliance with Section 16(a) of the

Securities Exchange Act of 1934

Mr. Michael G. Clark, a Senior Vice President of the Investment Adviser to the Registrant, is subject to Section 16 of the Securities Exchange Act of 1934 with respect to the Registrant. A Form 4 should have been filed on his behalf by March 10, 2000; however a late filing was executed on July 6, 2000.

Ms. Roberta Cooper Ramo, a Director to the Registrant, is subject to Section 16 of the Securities Exchange Act of 1934 with respect to the Registrant. A Form 4 should have been filed on her behalf by December 25, 1999; however a late filing was executed on January 19, 2000.